EXHIBIT 10.23

                             Loan Commitment
                             ---------------

                                                    Date:  April 14, 1998


For good and valuable consideration -
Heng Fung Finance Company Limited (Heng Fung) agrees to provide Global Med Technologies, Inc. (Global) a short term bridge loan of one million five hundred thousand U.S. dollars ($1.5 million) and Global Med Technologies Inc. for good and valuable consideration has agreed to accept this short term loan on the following terms:


* INTEREST: The interest, calculated at the rate of 12% per annum, will be paid to the lender at the end of each month.

* REPAYMENT: Principal and any remaining interest shall be repaid on maturity.

* MATURITY: The full loan shall mature 366 days after the date of this loan commitment.

*    BOARD OF DIRECTORS:
          1. Heng Fung has the right to appoint three members to the Board of Directors of Global. These Board members shall receive warrants consistent with the duties required. This shall be determined mutually by Global and Heng Fung. The Board of Global shall have no more than seven members. Any additional members need the written consent of Heng Fung.
          2. The current Board of Directors of Global will sign a resignation letter to be held in escrow.

*    MANAGEMENT AND EMPLOYEES:
          1. Heng Fung is given an option to cancel all management and employee contracts.
          2. All Global Management has to sign a resignation letter to be held in escrow by Heng Fung Finance Company Limited.

* FUNDING: Global has the right to call the $1.5 million from Heng Fung upon need. The funds will be put in a separate bank account. For Global to withdraw there is a need for two signatures, one from Global and one from a Heng Fung appointee. Heng Fung will not unreasonably withhold approval of payment.

* DETACHABLE WARRANTS: Heng Fung earns 6,000,000 units of detachable warrants upon the issuance and signing of the loan commitment. These warrants are a fee for this loan commitment. These warrants are earned regardless of whether Global requests to draw this funding or not. These 6,000,000 units of detachable warrants will entitle the holder to subscribe in cash at an exercise price of U.S. $.025 (25 cents) each for one common stock.
     The warrants can be exercised in full or by tranches of U.S. $250,000. Global will register the common stock underlying the warrants for re-sale under the Securities Act of 1933. Global agrees to register this common stock underlying the warrants

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     to be effective no more than 60 days after this loan commitment.  If
     Global does not register the stock then this is considered a default under the contract.
     Heng Fung shall have the right to request Global to register the detachable warrants under the Act of 1933. Global must comply within 60 days or is in default.
     Heng Fung has the right to convert any part of the loan into the purchase of detachable warrants. All detachable warrants can be exercised any time within 10 years after this commitment letter.

* ADDITIONS/FEES: Global has to pay a finders fee of 5% of the principal to RAF Financial Corporation as introductory fees. This fee is only due on that part of the loan which is drawn down.

* DEFAULT: Global is in default if it has not repaid Heng Fung all principal and interest by seven days after the maturity date. If Global is in default if it violates any terms of the loan commitment. In case of default the following shall apply:
          1. All existing board members of Global have to resign and Heng Fung has the right to appoint all new members to the Board of Directors representing Heng Fung.
          2. Heng Fung can convert the outstanding amount of the loan into stock of the Borrower at a conversion price of U.S. $0.05 (five cents) per share.
          3. All the employment contracts of the management and officers of Global will be invalid immediately and their employment is subject to re-confirmation by Heng Fung.

     Other:

          1. Heng Fung has the right to veto any future contracts not in the ordinary course of business. Heng Fung may veto the issuing of additional stock or warrants.
          2.   Heng Fung has the right to veto any contract for employment, loans, leases or contract with a value over $250,000.
          3.   It is agreed that any prior agreements, contracts, joint-
               ventures or mergers that contradict the terms of the loan commitment shall be subordinated to this loan commitment. This loan commitment shall not be circumvented by any prior agreements.
          4. This document constitutes the entire agreement of the parties. Any modification, amendment, addendum, thereto or cancellation thereof must be in writing and by mutual consent.
          5. All parties agree to fully cooperate in the execution of debt instruments and other legal documents typical in the issuance of a short-term bridge loan.



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In consideration of mutual promised and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to this loan. All parities have full approval of their respective Board of Directors and are legally appointed to sign this contract.


Agreed to by:

For Global Med Technologies, Inc.  For Heng Fung Finance Company Limited



/s/ THOMAS F. MARCINEK             /s/ FAI CHAN
---------------------------------  ------------------------------------
President                          President
     Thomas F. Marcinek



/s/                                /s/
---------------------------------  ------------------------------------
Secretary                          Secretary







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